U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2008

310 HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Nevada	333-139231	20-4924000
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9903 Santa Monica Boulevard, Suite 406, Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 310.882.5568

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", "us", "our", "our company" or "310" refer to 310 Holdings, Inc., a Nevada corporation.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2008, Nicole Wright resigned as a member of the Board of Directors and as an Officer of the Company to pursue other interests. To the knowledge of the Board and executive officers of the Company, Ms. Wright had no disagreement with the Company on any matter related to the Company's operations, policies or practices.

On August 18, 2008, Rene Gomez and Joseph I. Emas, were appointed to serve until the next annual meeting of the Corporation’s shareholders or his earlier death, resignation or removal from office. Rene Gomez was appointed as interim Chief Executive Officer.

Their biographies are as follows:

Rene Gomez:  From June 2008 through the present, Mr. Gomez was Principal engineer with General DynamicsC4S. From Nov 2002 through May, 2008, Mr. Gomez was Sr. Network Engineer for General Dynamics-IT. Mr. Gomez has a Bachelor of Science, Electrical Engineering, University of Miami and a Master Of Science, Telecommunications Systems, DePaul University.

Joseph I. Emas: Mr. Emas is licensed to practice law in Florida, New Jersey and New York and has served as our general counsel. Since 2001, Mr. Emas has been the senior partner of Joseph I. Emas, P.A. Mr. Emas specializes in securities regulation, corporate finance, mergers and acquisitions and corporate law. Mr. Emas received his Honors BA at University of Toronto, Bachelor of Administrative Studies, with distinction, at York University in Toronto, his JD, cum laude from Nova Southeastern Shepard Broad Law School and his LL.M. in Securities Regulation at Georgetown University Law Center. Mr. Emas was an Adjunct Professor of Law at Nova Southeastern Shepard Broad Law School. Mr. Emas received the William Smith Award, Pro Bono Advocate for Children in 2000 and the 2006 Child Advocacy Award in Florida and is the author of “Update of Juvenile Jurisdiction Florida Practice in Juvenile Law.” Mr. Emas was been a member of the Juvenile Court Rules Committee for the State of Florida from 1999 through 2006, and currently sits on the Florida Child Advocacy Committee.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2008

310 HOLDINGS, INC.

By:	/s /Rene Gomez
Rene Gomez
CEO